Exhibit 10.1
Settlement Agreement
A. Background
     Edison Pharmaceuticals, Inc. (“Edison”) and Penwest Pharmaceuticals Co. (“Penwest”) entered into a Collaboration and License Agreement dated as of July 16, 2007 (the “Agreement”) and the Loan Agreement (as defined in Section B(6) below). Capitalized terms used in this Settlement Agreement and not defined herein have the meanings set forth in the Agreement. The parties have had disagreements concerning the level of funding provided to Edison by Penwest, the supporting documentation for Edison FTEs dedicated to the Research Program and the interpretation of the Agreement relating to FTEs, and whether an “Event of Default” has occurred requiring repayment of the loan made by Penwest to Edison under the Loan Agreement as described below.
     The parties have agreed to resolve the disagreements set forth above in this Settlement Agreement, which is intended to be a binding agreement.
B. Agreement
     Edison and Penwest, wishing to resolve the dispute set forth in Section A, hereby agree as follows:
     1. Research Funding. Penwest will not pay Edison any further amounts for research funding or development costs under the Agreement and, except as set forth below, Edison will not be obligated to perform any further research services under Section 2.2 of the Agreement. Edison acknowledges that Penwest has paid to Edison all amounts owed under Section 2.6 and Section 5.2 of the Agreement for all work done to date and Penwest acknowledges (i) that Edison has performed all services required to date and in connection with all payments received, and (ii) that Penwest is not entitled to a refund of any amounts paid to date as a result of the amount of Edison research services provided, the lack of supporting documentation, or the interpretation of the Agreement relating to Edison FTEs other than the Specified Amount as set forth in Section B(5) hereof, provided that the foregoing is not intended to cover the credit set forth in Section 2.2.2 to the extent applicable.
     2. EPI 761. Penwest agrees to perform the remaining two (2) toxicity studies to assess the Compound currently being evaluated (currently EPI 761) within fourteen (14) weeks of the date hereof, as such period may be extended by Penwest due to circumstances outside of Penwest’s reasonable control. Edison will provide reasonable assistance to Penwest to conduct such remaining toxicity studies. Upon completion of these studies, Penwest (i) shall provide Edison a copy of all results from the toxicity studies (including any underlying source data in Penwest’s possession) and (ii) shall have the right to evaluate such Compound for selection as a Future Compound in accordance with Section 2.3.3 of the Agreement and to elect to develop such ESC as a Future Compound within sixty (60) days after completion of these studies. If Penwest elects to develop such ESC as a Future Compound, Edison will be deemed to have satisfied the Minimum ESC Requirement. If Penwest does not elect to develop such ESC, whether

Edison has satisfied the Minimum ESC Requirement will be determined in accordance with the Agreement.
     3. Mutual Release. In consideration of the agreements and mutual obligations executed herein, each of Penwest and Edison hereby agrees to fully release and forever discharge the other party hereto and their respective subsidiaries, divisions, parents, affiliated companies, successors and assigns, and all of their respective officers, directors, shareholders, employees, contractors, agents, and representatives, from any claim, whether known or unknown, relating to the foregoing dispute identified in Section A above; provided, however, that nothing in this Settlement Agreement shall operate to release any party hereto from (a) any obligation or representation set forth in this Settlement Agreement, or (b) any claims arising from the commission or alleged commission of any fraud by such party.
     4. California Civil Code Section 1542. The parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     The parties hereto, being aware of said code section, agree to expressly waive any rights they may have thereunder, or under any similar provision under the laws of any other jurisdiction, as well as under any other statute or common law principles of similar effect with respect to the release set forth in Section B(3) above.
     5. Offset Against Milestones and Royalties. Penwest may offset the “Specified Amount” (as defined below) against fifty percent (50%) of any milestone payments owed by Penwest after the date of this Settlement Agreement under Section 6.1 of the Agreement and any royalty payments owed under Section 7.1 of the Agreement. The Specified Amount is $550,000. For example, upon Penwest’s selection of a Future Compound for development under the Collaboration pursuant to Section 2.3.3, Penwest may offset fifty percent (50%) of the $500,000 payment, resulting in a net payment to Edison of $250,000, with $300,000 of the Specified Amount remaining for offset against milestones or royalties payable thereafter. The amount of any offset when added together with all prior offsets shall not exceed the Specified Amount, subject to the provisions of Section 6 below.
     6. Loan Repayment. Simultaneously with the execution of the Agreement, Penwest and Edison entered into a Loan Agreement dated as of July 16, 2007 (the “Loan Agreement”) pursuant to which Penwest loaned $1,000,000 to Edison (plus interest accrued but unpaid pursuant to the terms of the Loan Agreement, the “Loan Amount”). A disagreement has arisen with regard to whether an “Event of Default” has occurred due to Edison’s failure to meet the Minimum ESC Requirement. Penwest and Edison have agreed that the Loan Amount shall be repaid as follows: after the entire Specified

Amount has been offset pursuant to the terms of Section B(5) above, the Loan Amount may be offset by Penwest against fifty percent (50%) of any milestone payments owed by Penwest after the date of this Settlement Agreement under Section 6.1 and any royalty payments owed under Section 7.1, it being understood that such reduction shall be applied to the Loan Amount as if such reduction were a permitted prepayment and in accordance with Section 2(e) of the Loan Agreement. The Loan Amount is otherwise due and payable by Edison according to original terms under the Loan Agreement, including without limitation the continued accrual of interest on the outstanding principal balance of the Loan as set forth in the Loan Agreement. For clarity, Penwest hereby forever waives any and all Events of Default (as such term is defined in the Loan Agreement) occurring on or before the date hereof.
     7. No Other Modification of Agreements. Except as otherwise expressly set forth in this Settlement Agreement, the terms of the Agreement and the Loan Agreement remain in full force and effect.
C. Miscellaneous
     1. No Admission of Liability. The parties hereto understand and acknowledge that this Settlement Agreement constitutes a compromise and settlement. Except as otherwise set forth herein, no action taken by the parties hereto, or any of them, either previously or in connection with this Settlement Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by any party of any fault or liability whatsoever to the other party or to any third party.
     2. Authority. The parties hereto each represent that they have the full legal right, power and authority (both corporate or otherwise) to execute, deliver and perform this Settlement Agreement, that all corporate action necessary for the execution, delivery and performance of this Settlement Agreement has been duly taken, that they are not under any disability to sign it and that each party has consulted with its own attorney or counsel before executing this Settlement Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     3. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Settlement Agreement shall continue in full force and effect without said provision.
     4. Entire Agreement. This Settlement Agreement, along with the Agreement and the Loan Agreement, represent the entire agreement and understanding between the parties concerning the obligations set forth herein and supersede and replace any and all prior agreements and understandings concerning the subject matter hereof.
     5. No Oral Modification. This Settlement Agreement may only be amended in writing signed by the parties.

     6. Governing Law. This Settlement Agreement shall be governed by, subject to and construed in accordance with the laws of the State of Delaware.
     7. Counterparts. This Settlement Agreement may be executed in counter-parts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     8. Voluntary Execution of Agreement. This Settlement Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:
(i)	They have read this Settlement Agreement;

(ii)	They have been represented in the preparation, negotiation, and execution of this Settlement Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(iii)	They understand the terms and consequences of this Settlement Agreement and of the releases it contains; and

(iv)	They are fully aware of the legal and binding effect of this Settlement Agreement.

EDISON PHARMACEUTICALS, INC.		PENWEST PHARMACEUTICALS CO.

By:	/s/ Guy Miller	By:	/s/ Jennifer L. Good
Title:	Chairman & CEO	Title:	President & CEO
Date:	May 5, 2009	Date:	May 5, 2009

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